EXHIBIT 99.1

Borneo Resource Investments Ltd. Signs Agreement To Acquire Gold Property

Bothell, Wash., February 8, 2013 – Borneo Resource Investments Ltd. (OTCQB: BRNE), (the “Company” or “Borneo”), today announced that it has entered into a formal agreement to acquire 100% ownership in a 50 hectare property in the North Minahasa Regency of North Sulawesi Province, one of the richest gold reserve areas in Indonesia.

The property is located close to the regional capital, Manado, and lies on a gold reef formation which runs for approximately 20km (12 miles) on an east/west axis.  The gold reef which runs through the property is extensive and easily accessible from the surface to a depth of 250 meters with little or no overburden along most of its length. The property holds a license in perpetuity from the North Minahasa Regency as an exploration and production permit.

According to the current owner, small scale mining operations have been conducted on the western side of the property for around 2 years and have produced, to date, over 700kg (25,000oz) of gold with a purity level of around 70%. Although the Company has not determined the amount of gold reserves on the property, mining reports currently reflect that daily production is approximately 1.5kg (53oz) per day, with a value, at current market rates of around $60,000 or over $1.8 million per month.  The agreement entails Borneo acquiring 100% of the shares of a locally incorporated company, PT Puncak Kalabat (“Puncak”), which owns the property. Borneo has made an initial deposit to secure the acquisition of Puncak, with further scheduled payments totaling $5 million to be made by the end of 2013 to complete the acquisition of the property.

In announcing the acquisition, Nils Ollquist CEO of Borneo commented, “I am very pleased to be able to announce this acquisition which reflects a key development in our resource investment strategy. This diversification from our coal concession platform is absolutely consistent with our goal of facilitating enhanced short term returns and cash flow to balance the longer term nature of our coal concession interests.”

Mr. Ollquist continued, “We are fortunate to enjoy excellent relationships with key players in the gold industry in Manado and, it is fair to say that our local partner, the principal of Puncak, is one of the leading independent operators in the region. Given the apparent quality and size of the gold reef, management believes, although there can be no assurance, it may be able to upgrade production from current levels to approximately 3kg (106oz) per day with a relatively modest capital investment of less than $250,000. Given fixed labor costs of approximately 30% of revenues, favorable mining conditions and stable prices for gold, this could result in a net profit to Borneo of approximately $2.5 million per month.”

Mr. Ollquist concluded, “During our discussions with Puncak we were introduced to other small scale operators in the area.  We have begun discussions with these operators regarding the prospect of centralizing gold sales through Borneo to enhance pricing strategy. It is believed that up to 10kg (353oz) per day could be consolidated through this trading operation with both pricing benefits and trading profits available accordingly.”

About The Company

Borneo Resource Investments Ltd. is an aggregator of natural resource concession assets in Indonesia. Each concession is a contractual right to explore or develop natural resources in a specific land area. Borneo’s assets currently include concessions and options for high quality thermal coal. In addition to maintaining these assets, Borneo is seeking to opportunistically acquire and market additional natural resource assets including precious metals. Borneo has no planned mining operations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Words such as "believe”, "estimate”, "will be”, "will”, "would”, "expect”, "anticipate”, "plan”, "project”, "intend”, "could”, "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

For example, we are using forward looking statements when we discuss the indications that estimate the potential revenue that may be generated from this property. These forward-looking statements are based on the current expectations of the management of Borneo Resource Investments Ltd. only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in the price of natural resources, a change in the estimate of natural resources on our concessions, a change in the ability to extract the natural resources, changes in Indonesian law, risks associated with counterparty default in any of our agreements and the ability to acquire funding. Except as otherwise required by law, Borneo Resource Investments Ltd. undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Source: Borneo Resource Investments Ltd.

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Proactive Capital Group
James Crane
Email:  james@borneore.com
Phone:  646-331-4962